Exhibit 8.1
List of Subsidiaries of
VanceInfo Technologies Inc. (the “Registrant”)

		Percentage of
	Jurisdiction of	Attributable
Name of Company	Incorporation	Equity Interests
Subsidiaries
1. VanceInfo Japan Inc.	a Japan company	99.99%
2. VanceInfo Creative Software Technology Ltd.	a PRC company	100%
3. VanceInfo Technologies Inc.	a Delaware, USA company	100%
4. VanceInfo Creative Software Technology Ltd.	a British Virgin Islands Company	100%
5. Nanjing VanceInfo Creative Software Technology Limited	a PRC company	100%
6. Shanghai VanceInfo Creative Software Technology Limited	a PRC company	100%
7. Beijing Chosen Technology Co., Ltd.	a PRC company	100%
8. Shanghai VanceInfo Technologies Limited	a PRC company	100%
9. Wireless Info Tech, Ltd.	a California, USA company	100%
10. VanceInfo Malaysia Inc. Sdn. Bhd.	a Malaysia company	100%
11. VanceInfo Technologies Limited	a Hong Kong company	100%
12. VanceInfo Technologies Limited	a PRC company	100%
13. Shenzhen VanceInfo Creative Software Technology Limited	a PRC company	100%
14. TP Teleservices Limited	a Hong Kong company	100%
15. TP (Hong Kong) Limited	a Hong Kong company	100%
16. TP Consultants Limited	a Hong Kong company	100%
17. TP (Taiwan) Limited	a Hong Kong company	100%
18. TP Software Technology (Shanghai) Co., Ltd.	a PRC company	100%